EXHIBIT 99.1

For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2008 SECOND QUARTER RESULTS

—    Earnings per share increases to $0.25 per share

—    Net investment income after taxes highest in 32 quarters

—    Delinquencies continue to decrease to an all time low

—    Corporate NYC medallion prices reach all time highs of $633,000

NEW YORK, N.Y. – August 6, 2008 - Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, increased to $4,377,000 or $0.25 per diluted common share in the 2008 second quarter, up from $4,272,000 or $0.24 per diluted common share in the 2007 second quarter.

Net investment income after taxes increased to $3,825,000 or $0.22 per diluted common share for the 2008 second quarter, up from $1,618,000 or $0.09 per diluted common share for the 2007 second quarter. Net interest margin was 4.63% in the 2008 second quarter, compared to 3.86% in the 2007 second quarter, and on a combined basis with Medallion Bank, increased to 5.18% in the 2008 second quarter, up from 4.47% in the 2007 second quarter.

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Medallion Financial Corp. Reports 2008 Second Quarter Results, Page 2

Medallion’s on-balance sheet taxicab medallion loan portfolio was $401,751,000, down from $468,399,000 a year ago. This was due primarily to medallion loan participations to third parties, which also enhances the Company’s return on assets. The on-balance sheet commercial loan portfolio increased to $99,771,000, up from $93,018,000 a year ago. On a combined basis with Medallion Bank and including net loans serviced for third parties, the Company’s managed medallion loan portfolio decreased 1% to $557,452,000 from $561,435,000 a year ago. The managed commercial loan portfolio increased 6% to $174,838,000 from $164,582,000 year ago. In addition, Medallion Bank’s consumer loan portfolio increased 32% to $171,036,000, up from $129,395,000 a year ago. Total assets under management increased 5% to $1.015 billion, up from $967,000,000 a year ago.

Andrew Murstein, President of Medallion, stated, “We are very pleased with our second quarter results, as net increase in net assets resulting from operations is the highest it has been in the last six quarters. Net investment income after taxes reached the highest level it has been in 32 quarters since 2000.”

“We were able to increase our margins this quarter due primarily to our ability to reduce our borrowing costs,” said Mr. Murstein. “We also experienced continued strong unrealized gains relating to the 167 taxicab medallions that we own in Chicago. The price of Chicago medallions has increased to $140,000 per medallion, up from $50,000 several years ago. New York City corporate medallion prices also increased during the quarter to $633,000, near record levels.”

“In today’s market environment, we are happy to be involved in the taxi medallion business which has high asset quality and the ability to thrive in challenging times. The average loan to value ratio on our portfolio is well below 60%. We believe the continued increases in medallion prices this year indicate the business is doing quite well in this economy, and remains well positioned for future growth,” said Mr. Murstein. “This is due to many reasons, including lower interest rates and corporate cutbacks on perks such as limousines and car services, which result in increased taxi usage. It also has to do with an additional surge in manpower. When unemployment rates are high, there is a surplus labor pool available for driving taxis. Thus, occupancy rates for taxi fleets are at very high levels, as more than 95% of taxis are being leased out to drivers.”

Medallion Financial Corp. Reports 2008 Second Quarter Results, Page 3

Larry Hall, Medallion’s Chief Financial Officer, stated, “Credit quality also remains outstanding. On a managed basis, including Medallion Bank, loans 90 days or more past due decreased to 0.4% from 0.6% a year ago on our medallion loan portfolio, were flat at 0.4% on our consumer loan portfolio, and decreased to 0.2% from 3.7% on our commercial loan portfolio. These are the lowest levels of delinquency in the history of the Company.”

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2008 second quarter. The dividend is payable on August 29, 2008 to shareholders of record on August 15, 2008. Since the Company’s initial public offering in 1996, the Company has paid out over $124,900,000 in dividends, or $8.15 per share.

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About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.

(Financial Tables Follow)

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Total investment income	$12,730	$13,157	$27,174	$23,596
Total interest expense	5,605	7,535	12,808	14,285

Net interest income	7,125	5,622	14,366	9,311

Total noninterest income	1,310	558	2,113	1,049

Salaries and benefits	2,717	2,534	5,344	5,268
Professional fees	588	610	957	1,215
Rent expense	335	320	661	653
Other operating expenses	970	1,098	2,295	2,001

Total operating expenses	4,610	4,562	9,257	9,137

Net investment income before income taxes	3,825	1,618	7,222	1,223
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	3,825	1,618	7,222	1,223

Net realized gains (losses) on investments	(5,124)	1,841	(3,977)	11,852

Net change in unrealized appreciation (depreciation) on investments	5,905	(127)	5,688	(8,166)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(229)	940	(635)	3,143

Net unrealized appreciation (depreciation) on investments	5,676	813	5,053	(5,023)

Net realized/unrealized gains on investments	552	2,654	1,076	6,829

Net increase in net assets resulting from operations	$4,377	$4,272	$8,298	$8,052

Net investment income after income taxes
Basic	$0.22	$0.09	$0.41	$0.07
Diluted	0.22	0.09	0.41	0.07

Net increase in net assets resulting from operations per common share
Basic	$0.25	$0.24	$0.47	$0.46
Diluted	0.25	0.24	0.47	0.45

Dividends declared per share	$0.19	$0.19	$0.38	$0.38

Weighted average common shares outstanding
Basic	17,508,354	17,485,785	17,500,616	17,456,748
Diluted	17,714,888	17,809,997	17,722,161	17,787,942

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	UNAUDITED
(Dollars in thousands, except per share data)	June 30, 2008	December 31, 2007
Assets
Medallion loans, at fair value	$401,751	$498,883
Commercial loans, at fair value	99,771	91,782
Investment in Medallion Bank and other controlled subsidiaries, at fair value	68,921	57,501
Investment securities, at fair value	—	—
Equity investments, at fair value	4,919	4,880

Net investments ($357,065 at June 30, 2008 and $458,102 at December 31, 2007 pledged as collateral under borrowing arrangements)	575,362	653,046

Cash and cash equivalents ($865 at June 30, 2008 and $852 at December 31, 2007 restricted as to use by lender)	25,033	33,454
Accrued interest receivable	2,024	2,449
Fixed assets, net	476	558
Goodwill, net	5,007	5,007
Other assets, net	27,544	26,748

Total assets	$635,446	$721,262

Liabilities
Accounts payable and accrued expenses	$5,623	$4,203
Accrued interest payable	1,899	2,087
Funds borrowed	453,549	542,549

Total liabilities	461,071	548,839

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	174,375	172,423

Total liabilities and shareholders’ equity	$635,446	$721,262

Number of common shares outstanding	17,529,224	17,495,865
Net asset value per share	$9.95	$9.86

Total managed loans	$903,324	$896,370
Total managed assets	1,015,491	1,017,433